Exhibit 23.1
[PKF LETTERHEAD]
Consent of Independent Certified Public Accountants
To The Board of Directors of Lifestyle Magazines Publishing Pte. Ltd.
We consent to the inclusion in Form 8-K/A of Sun New Media Inc. dated August 7, 2006 in relation to financial statements and exhibits of our report dated July 3, 2006 relating to the balance sheets of Lifestyle Magazines Publishing Pte. Ltd. as of December 31, 2004 and 2005 and the related statements of operations, stockholders’ equity and cash flows for each of the two years ended December 31, 2005.

/s/ PKF

PKF Certified Public Accountants Hong Kong
August 7, 2006
[PKF LETTERHEAD FOOTER]